UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2022

Astra Space, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39426	85-1270303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Skyhawk Street
Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 278-7217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2022, Astra Space, Inc. (“Astra” or the “Company”) announced that Axel Martinez, age 51, will be appointed chief financial officer following the filing of the Company’s quarterly report on Form 10-Q for the third quarter 2022 (the “Transition Date”). Mr. Martinez will join the Company on October 10, 2022, as its executive vice president of finance. Kelyn Brannon will remain chief financial officer, as well as the Company’s principal financial officer and principal accounting officer, through the Transition Date, to ensure continuity and a smooth transition of the leadership of the Company’s finance and accounting function before she departs to pursue other professional opportunities.

Mr. Martinez has deep knowledge in the technology industry, experience with scaling high-growth companies and participating in capital markets. He has more than 25 years of experience in finance and accounting roles of increasing responsibility. From April 2019 through November 2021, Mr. Martinez served as the chief financial officer of Veev Group, Inc., a construction technology company headquartered in San Mateo, CA. Prior to that, he served as senior vice president and Chief Financial Officer at Virgin Hyperloop One, a transportation technology company headquartered in Los Angeles, CA, from June 2017 through November 2018. Mr. Martinez left Veev Group Inc. in 2021 so that he could focus on his family. Mr. Martinez holds a B.A. in Economics and Political Science from Columbia University and an M.B.A. from Harvard Business School.

Mr. Martinez will be paid an annual base salary of $450,000, and a signing bonus in the amount of $75,000. The signing bonus is subject to repayment on a pro-rata basis if Mr. Martinez’ employment with the Company ends before October 10, 2024. Beginning in fiscal year 2023, Mr. Martinez is also eligible for an annual bonus based on targets and other metrics established by the Board. For fiscal year 2023, Mr. Martinez’ target bonus is 50% of his annual basis salary. In future years, the target amount of Mr. Martinez’s bonus will be determined by the Board. Subject to Board approval, he will be granted 1,500,000 restricted stock units, which restricted stock units are expected to vest as follows: 25% on November 15, 2023, with the remaining RSUs vesting in quarterly installments on February 15, May 15, August 15, and November 15 through and including November 15, 2027. If Mr. Martinez is terminated without Cause in connection with a change in control, he is eligible for severance benefits equal to 12 months’ base salary, health care continuation benefits for 12 months and acceleration of one year vesting of any outstanding equity awards. These benefits are subject to the execution of a release of claims. Mr. Martinez has also agreed to various restrictive covenants in favor of the Company. Mr. Martinez has entered an employment agreement with the Company, a copy of which is included in this current report on Form 8-K, as Exhibit 10.1 (the “Employment Agreement”). The foregoing description of the terms of Mr. Martinez’ employment relationship with the Company are qualified in their entirety to the actual text of the Employment Agreement. Mr. Martinez and the Company will also enter the Company’s standard form of indemnification agreement for directors and officers.

Mr. Martinez does not have any family relationships with any other director or officer of the Company and he is not a party to related party transactions with the Company or that would otherwise require disclosure.

Item 8.01 Other Events.

In connection with the transition of Ms. Brannon’s duties and responsibilities as chief financial officer, including those related to certain outstanding litigation matters to which the Company is a party, the Company has offered Ms. Brannon a retention bonus of $100,000 and severance benefits to include: (a) $400,000 of severance pay, (b) payment of the employer’s portion for continuation of health coverage through March 31, 2024 and (c) the acceleration of the vesting of 996,826 restricted stock units. Ms. Brannon has agreed to forfeit all 2,309,935 vested and unvested options to purchase shares of the Company’s Class A common stock as of the Transition Date. Ms. Brannon has also agreed to be available through March 31, 2023, to support this transition. Ms. Brannon remains subject to certain restrictive covenants set forth in her employment agreement with the Company, as amended, and the Company continues to have an obligation to indemnify her in connection with good faith actions taken as the Company’s chief financial officer, including pursuant to an indemnification agreement between Ms. Brannon and the Company entered on June 30, 2021. The Company’s offer of severance is subject to customary conditions, including the execution of a general release of claims.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement dated September 27, 2022

10.2	Indemnification Agreement (incorporated by reference to Exhibit 10. 11 to the Current Report on Form 8-K dated June 30, 2021, and filed with the SEC on June 30, 2021)

99.1*	Press Release dated September 30, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 30, 2022	Astra Space, Inc.

	By:	/s/ Chris Kemp
	Name:	Chris Kemp
	Title:	Chief Executive Officer